First Quarter 2013 Earnings Release Conference Call
April 25, 2013

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me is Kevin Bradley, Senior Vice President and Chief Financial Officer, Kevin O'Reilly, Vice President of Operational Finance and Tom Gelston, Vice President of Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents and geographic representation from China and other developing markets.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary. Kevin will follow with a more detailed financial report and then I will come back and discuss each one of the segments and open it up to your questions. We will be following a presentation. It is the presentation that accompanied the earnings release and it is available on our website. I would like to request that you ask one question and no more than one follow-up in order to give everyone a chance to participate.

Let me direct your attention to page 2 of the presentation, which is the forward-looking statement and non-GAAP measures explanation. We encourage you to read this as well as other items in our disclosures because the information we will be discussing today does include forward-looking material.

Let me begin with page 3. The first quarter results for Terex were generally in line with our overall expectations, although the results of the individual reporting segments clearly were mixed. On an adjusted basis we achieved earnings per share of $0.23 and a reported earnings per share (EPS) of $0.18. The difference primarily relates to charges in the Material Handling & Port Solutions (MHPS) business as well as charges taken in conjunction with the sale of certain roadbuilding assets.

As I mentioned, segment performance was mixed in the quarter. Aerial Work Platforms (AWP) had a strong quarter delivering both excellent growth, up 21% versus the prior year, as well as solid margins at 14%. The Cranes and Materials Processing (MP) segments both executed their operating plan generally as expected. Challenges in the quarter came from Construction, which is off to a slower start with respect to sales volume, and we have taken some additional actions to streamline this business. Lastly, our MHPS business continued to show softness across its core markets. We are focusing on further actions to get at the base cost of this business in future periods. In our earnings release we indicated that these cost measures will likely result in Terex incurring restructuring and related charges of approximately $30 million to $50 million in the second quarter. We expect, however, to realize a similar amount in savings over the next 12 to 24 months.

Clearly, there are some near term challenges reflecting continued uncertainty in many markets. Nevertheless, for the Company overall, the year is progressing about as we expected. Our 2013 EPS guidance remains unchanged. We expect $2.40 to $2.70 of EPS on an adjusted basis with net sales between $7.9 billion and $8.3 billion. And, our performance was better than expected in terms of first-quarter cash generation. Historically, we use cash in the first quarter of the year. However, free cash flow of $135 million in this quarter reflects good progress to our overall goal of a second straight year of $500 million in free cash flow.

I will come back to discuss our segment results in detail, but first I would like to turn it over to Kevin who will go through the next several pages of the presentation and discuss specific financial results on an adjusted and reported basis.

Kevin Bradley - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you, Ron. Good morning, everyone. Turning to page 4, I will review our financial results for the quarter. I would like to highlight up front that changes from foreign exchange rates did not play a major role in either the sequential or prior-year quarterly comparisons for the total Company. Our net sales for the quarter of $1.7 billion declined from the prior-year quarter by 5.3%, or approximately $96 million. Our AWP segment increased net sales by 21.3% as we continued to benefit from improving replacement demand, particularly in North America. We are also seeing early signs of a fleet replacement cycle taking hold in Europe. The increased order activity for AWP that began in late 2012 continued into 2013, and is reflected in our backlog at the end of the quarter.

Our Cranes and MP segment net sales were in line with our expectations for the first quarter. The Construction segment had a difficult start to 2013 posting a 22.9% decline in net sales for the quarter. Contributing to this decline were our compact construction and materials handling businesses in Europe as well as a decline in our rigid an articulated truck sales for most markets globally. MHPS also had a weak first quarter with net sales declining 22.6% compared to the prior-year quarter. This decrease was driven largely by softer demand for port equipment across most product categories and to a lesser extent, a decline in our industrial material handling cranes, which was spread broadly across geographies.

Gross margin as adjusted increased 100 basis points to 19.2% from the prior-year quarter as improved price realization and manufacturing efficiencies in our AWP and Crane segments more than offset the impact of the significant net sales decline in our Construction and MHPS segments. SG&A as adjusted remained relatively consistent with the first quarter of the prior-year. Decreased spending in Construction and MHPS was substantially offset by increased investment in AWP, as AWP’s end markets continue to strengthen. Income from operations as adjusted remained relatively flat despite the 5% decline in net sales as we had a more favorable mix of AWP and Cranes net sales during the quarter. Our AWP and Crane segments both posted strong incremental margins, AWP at 37% and Cranes at 46%. This favorable mix was largely offset by the revenue declines of roughly 23% in both our Construction and MHPS segments.

Net interest and other expense was relatively flat versus the prior-year quarter, as the benefit of debt reduction and refinancing actions executed in 2012 was offset primarily by the guaranteed payment to our minority shareholders of Demag Cranes AG. As you remember in Q2 of 2012, we began accruing for this payment. As we move further into the year, it will be neutral in our year-over-year comparisons. The effective tax rate after adjustments was approximately 42% in Q1 2013, compared to approximately 21% in the prior-year quarter, which negatively impacted our year-over-year EPS comparisons by approximately $0.08. This was mainly due to discrete benefits in the prior-year period that did not re-occur. For the full-year 2013 we are still forecasting an effective tax rate of 36%.

For the quarter, EPS as adjusted was $0.23 compared to $0.29 in 2012. As reported EPS for Q1 2013 and Q1 2012 was $0.18 in both periods. I will walk through a bridge detailing the adjustments in a moment. Net working capital as a percentage of annualized sales was 25.7%, a decrease from 27.3% reported in Q1 2012. The decrease was driven primarily by inventory reductions in several of our segments as well as increases in customer advances. Return on invested capital (ROIC) improved to 7.7% from 5.1% in the prior-year period, as our profitability continues to be the main driver of ROIC performance for Terex.

Turning to page 5, in the first quarter of 2013 we continued to execute on the initiatives launched in 2012 that position us for improving results in the future. The Construction and MHPS segments have been the primary focus of these initiatives as we are committed to materially improving the financial contribution these segments have on Terex's overall results. During the quarter we closed on the previously announced sale of our Brazilian roadbuilding business and certain U.S. product lines. We took charges in the quarter of approximately $0.03 per share related to the finalization and closing of this transaction. We also had charges related to reorganization in our MHPS segment. The impact during the quarter was $0.02 per share.

Now, I will turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Turning to page 6, I will go through the presentation for each one of our business segments. First, our AWP business. Overall, strong demand continues in North and South America. As Kevin mentioned, we had very good incremental margins of 37%. The backlog was solid, up 13% sequentially and 10% over the prior year. We see in the European business, which is different than all of our other businesses, the beginning of a replacement cycle. Our European business was up double digits in the first quarter versus the prior-year quarter. Overall net sales for the segment were up 21%. As you can see, we had a strong operating margin of 14% compared with a 9% margin in the prior-year period and 10% margin in the prior quarter. Also noteworthy is the fact that 63% of AWP’s revenue came from North America. In addition, the mix of customers in North America has been different this year versus last year, with a couple of the bigger customers set to take large deliveries in the second quarter of this year as opposed to the first quarter of last year. Net sales in Western Europe were 16%, and I would be remiss if I did not emphasize Latin America which had a very nice quarter-over-quarter performance. Overall, I think our AWP business is headed in the right direction, is a great contributor and we expect that trend to continue this year.

The Construction business is a bit of a different story. This segment continues to go through a period of reconstruction, so to speak. We sold portions of our roadbuilding business and we have a few more product lines to sell, but that was good progress. We are also in the process of reconstructing our compact construction business in Europe. We will be selling our components businesses in Germany. That will allow us to reduce substantially the number people that work for us and focus on the most important value-added activities. We have had a pretty substantial reduction in working hours in the first quarter of this year versus last year as a result of very weak European demand. A substantial portion, over 50% of the demand that weakened in this business, came from Europe. As a bit of an offset to this, the concrete mixer truck business in North American is improving.

By the numbers, Construction had $280 million of net sales, down 23% down from last year, a loss of $13 million as reported and a loss of $9 million as adjusted. Obviously, we are not happy with that financial performance, but we do believe that change is underway. Plus, a moderation of some of the reductions in revenue will contribute to meaningfully improving the bottom line performance in the back half of the year. Looking at the split of business, Western Europe is 30% of net sales, and that is a significant reduction from where it had been historically, where Western Europe was well over 50% for the segment. Some good work is being done to diversify the revenue of the Construction segment.

Turning to the Cranes business on page 8, we had great incremental margins in this business—up 46% in Q1 versus the prior-year, period reflecting the pricing and margin focus that we have emphasized in this business. Rough terrain cranes continue to be the strongest performing product category. As predicted, our Australian crane business dropped approximately 25%. It is a very profitable business for us, but as it is tied to the mining industry and commodities, we anticipated that this business would decline. Also, we have re-segmented—the North American Services and Utilities businesses have been added to this segment. The Utilities operating margin, discretely, was up 2.3 points year over year, which is a good improvement, and there is a continued emphasis in this business to improve margins.

Turning to the numbers for the Cranes segment, net sales of $471 million reflect an increase of 4% from prior-year period, down 8% from the prior quarter. This was not unexpected, and the as reported margin of $33 million and as adjusted margin of $33 million compared favorably with the as adjusted margin of $25 million in the same quarter last year. This reflects an improvement from 5% to 7% operating margin.

Backlog in this segment was weaker than we would like, but we had a very good Bauma show, and we are encouraged by the customer reception of our new products. As you know, the revenue expectation we have for Cranes will probably be one of the most difficult to achieve, but we still feel positive based on what we saw at Bauma. Also, because of the Utilities and Services business, it should be noted that now 47% of our Q1 net sales occurred in North America versus 14% in Western Europe. The bad news is we would like that European number to be a bit higher, and there is opportunity in that respect going forward.

Turning to page 9, the MHPS segment results were a disappointment for us as a Company during the quarter. This is a lumpy business. Net sales suffered a 23% decline versus Q1 2012. Industrial cranes sales were down 12% on global weakness. What happened here is that many of our customers pushed out their requirements for cranes. Whether it was a new factory that needed cranes or new cranes that were going in old factories, many of our customers delayed their purchases. This trend occurred broadly, pretty much across the world. From India, China, as well as Europe and Africa, there was a lot of push out of business. In addition, the Port Solutions business was down 40% versus the first quarter of 2012. We do expect some top-line growth in the second half of this year as large port projects that we have sold begin to shift from production to delivery.

Certain business conditions impacted our backlog in the segment. In the Port Solutions business, we had a hole in the backlog that was created about a year ago at this time with soft orders, and that showed up rather substantially in this quarter. We did expect it, but the absolute negative margin contribution was a bit more than we anticipated. As I mentioned earlier, additional actions are going to be taken in this business. We expect to incur restructuring and related charges of approximately $30 million to $50 million in the second quarter of this year, but we expect to have a one to two year pay back on these actions.

Turning to the numbers, MHPS had net sales of $339 million versus $438 million in the prior-year period, a decrease of 23%. As adjusted, the segment had an operating loss of $26 million versus an essentially break-even performance in the prior-year period. The backlog was up, but a lot of that backlog will not be delivered until the second half of this year and into 2014. As you may know, we only report backlog that is deliverable in the next 12 months, meaning that the backlog is actually a larger number than we are reporting here because some of the projects are for delivery second, third, and fourth quarter of next year.

You can see the concentration of our net sales in the MHPS segment: we do not have a large concentration in North America, while we have significant exposure to Western Europe. Clearly this contributed to our financial results. I believe the change in management is going to be helpful for this business. Steve Filipov is on the line with us and I am sure he can answer any of your questions as we will discuss this business in some more depth.

Turning to page 10, our MP segment generally delivered as expected. Mineral markets were down slightly, mainly in Australia and South America, European general construction was weak, and the North American market was stronger. Our SG&A in this segment was flat. Looking at the other numbers, net sales of $154 million were down 9% compared to prior year; $12 million of operating profit was down moderately from $15 million in the prior-year period; backlog of $85 million increased sequentially from $70 million, but decreased from the prior-year period. We expect this business to continue to be a solid performer. It has pockets of problems, but it also has pockets of opportunities.

Turning to page 11, I will not go through this page in detail, rather we are providing it to you to have the details. We have structured this slide on the basis of the old segment reporting structures in place as of the 2013 guidance we provided when we reported our year end 2012 numbers. On a re-segmented basis, you can see where that guidance is today. We did not go back to try to reconstruct the guidance by segment at this stage. Obviously, there are areas where we believe we will over achieve. There are areas where we think we will struggle to get to those numbers. However, on balance, we still feel very good about the Company, and we want to put this in context of our 2015 goals, which we are driving towards. While we had mixed results this quarter, some positive and some negative, we remain committed to our goal of $10 billion of revenue and 10% operating margin, which results in a $5 plus EPS objective for 2015. It is an objective that the Company is solidly focused on achieving.

In summary, on page 12, it is important to reflect on who we are and what we are trying to achieve. We are a lifting and material handling solutions company. We are focused on operational improvement, and it is obvious we have been successful with some operational improvement and have more to achieve in other areas. We believe we are a leader in substantially all of our product categories. We are a geographically diverse company, which gives us exposure to many end markets, both up and down. We believe profitable growth and consistent cash generation is an important area of emphasis, and we are greatly encouraged by our cash generation in the quarter. Also, we know that there is more work to do in the MHPS business. Finally, we had a slightly slower start to the year then was anticipated, but within the context of our overall guidance we are committed to achieving our targets.